Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-3 No. 333-28991) of Gilat Satellite Networks Ltd., and
(2) Registration Statements (Registration Nos. 333-180552, 333-187021, 333-204867, 333-210820, 333-217022, 333-221546, 333-223839, 333-231442, 333-236028, 333-253972, 333-255740, 333-264974, 333-278082, 333-286156, and 333-290006) pertaining to the 2008 Share Incentive Plan of Gilat Satellite Networks Ltd.

of our reports dated March 16, 2026, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in this Annual Report (Form 20-F) of Gilat Satellite Networks Ltd. for the year ended December 31, 2025.

Tel-Aviv, Israel March 16, 2026	Kost, Forer, Gabbay & Kasierer A member of EY Global